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Exhibit 10 (xxxiv)

                              MANAGEMENT AGREEMENT

      This MANAGEMENT AGREEMENT ("Agreement") is entered into as of this 18th day of December, 1998, by and between Scott Technologies, Inc. (hereinafter called the "Company") and Robert P. Collins (the "Executive").

      WHEREAS, the Executive is presently a member of the Company's Board of Directors; and

      WHEREAS, the Company desires to employ the Executive as Chairman of the Board of Directors; and

      WHEREAS, the Executive desires to serve the Company in such capacity; and

      WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of such employment and of certain payments to be made to the Executive under certain circumstances;

      NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Term of Employment and Compensation

      The Company will employ the Executive in accordance with the terms and conditions set forth herein as of November 3, 1998 and extending for an initial period ending December 16, 1999 (the "initial period"), subject, however, to earlier termination as expressly provided herein. The Executive will serve the Company as Chairman of the Board of Directors or in such other future capacity as he and the Company might mutually agree and will devote a minimum of 25% of full business time and best efforts to the satisfactory discharge of the responsibilities of his office, performing such other duties as might reasonably be requested by the Company's Board of Directors. During the initial period the Executive will be paid a base salary at an annual rate of Two Hundred Thousand Dollars ($200,000.00) in installments which are no less frequently


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than monthly, together with such increases as the Compensation Committee of the
Board of Directors shall from time to time approve.

      The initial period will be automatically extended for one (1) year at the end of the initial period, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least three
(3) months prior to the end of such initial period or successive term.

      In the event such notice of intent not to renew is properly delivered, the term of the employment of the Executive shall then become indefinite and can be terminated by the Company without notice. Similarly, subject to the provisions of this Agreement relating to nondisclosure of confidential information and non-interference with employees, customers and suppliers, the Executive can quit, at any time thereafter, without notice to the Company.

Section 2. Benefit Plans and Insurance

      Except as otherwise provided in this Agreement or mutually agreed to in writing by the Company and the Executive, during his employment the Executive shall not be entitled to participate in any employee benefit plans or perquisites which are maintained or established by the Company from time to time. The Executive agrees to execute such additional waivers or other documents as may be necessary to accomplish such exclusion. The Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination which may be required in order to obtain such insurance.

Section 3. Expenses

      The Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for


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in accordance with the policies and procedures established by the Company.

Section 4. Employment Terminations

      4.1 Termination Due to Retirement or Death. In the event the Executive's employment is terminated by reason of retirement or death during the term of this Agreement, the Executive's employment with the Company shall be deemed terminated as of the effective date of retirement or at the end of the month in which such death occurs. In the event of retirement, the Executive shall comply with the provisions of Sections 5.1 and 5.2 hereof.

      For purposes of this Section 4.1, the determination of whether a termination qualifies as a retirement will be made in accordance with the then established rules and definitions of the Company's Retirement Income Plan II which are applicable to salaried employees of the Company regardless of whether the Executive is then a participant in such plan.

      4.2 Termination Due to Disability. In the event the Executive during the term of this Agreement becomes, in the opinion of the Company and based upon reasonable medical opinion, so disabled as to be unable to satisfactorily perform his duties hereunder, the Company will have the right upon thirty (30) days written notice to the Executive to terminate the continued active service of the Chairman of the Board of Directors and the payment of compensation under this Agreement. In the event of disability, the Executive shall comply with the provisions of Sections 5.1 and 5.2 hereof.

      4.3 Voluntary Termination by the Executive Other Than For Good Reason. The Executive may terminate his employment other than for Good Reason as such term is defined in Section 4.4 hereof at any time by giving the Company written notice of intent to terminate, delivered at least sixty (60) calendar days prior to the effective date of such termination. The Company will pay the Executive his full base salary, at the rate then in effect, through the effective date of such termination. The Executive shall comply with the provisions of Sections


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5.1 and 5.2 hereof.

      4.4 Voluntary Termination by the Executive With Good Reason. For purposes of this Agreement, an Executive shall be deemed to have terminated his employment for "Good Reason" if his termination of employment occurs:

      a.    within four (4) months after a Change in Control;

      b.    within four (4) months after:

            i. the Board of Directors of the Company shall fail to elect or re-elect or shall remove the Executive from the office of Chairman of the Board of Directors;

            ii. the Board of Directors of the Company shall make a significant negative change in the nature or scope of the authorities, powers, functions or duties of the Executive hereunder;

            iii. the Company shall fail to pay when due any compensation due and owing to the Executive or shall make a reduction in the Executive's then current base salary and such failure is not corrected within ten (10) days after notice thereof to the Company by the Executive;

            iv.   any pattern of harassment which occurs within the first twelve
                  (12) months after the execution of this Agreement, which is done with the approval of the Board of Directors of the Company and which impedes the Executive in the exercise of his authorities, powers, functions or duties hereunder in the manner in which they would normally be exercised by a Chairman of the Board of Directors; or

            v. the Board of Directors of the Company has given the Executive written notice of its intention not to renew this Agreement.


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      In the event that the Executive shall terminate his employment with Good
Reason, he shall provide the Company with sixty (60) days advance notice of his date of termination of employment.

      4.5 Termination by the Company Other Than For Cause. The Executive acknowledges that he is, has been and will continue at all times to be an at-will employee of the Company and as such his employment has been and continues to be terminable, subject to the terms and conditions of this Agreement, by either the Executive or the Company at any time upon notice to the other as provided for herein and for any reason not prohibited by law.

      4.6 Termination by the Company For Cause. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause. As used herein, "Cause" will be determined by the Board of Directors of the Company in the exercise of good faith and reasonable judgment and will include (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Board of Directors of the Company setting forth in reasonable detail the duties which the Executive has failed to perform and the corrective actions expected of him; (ii) a breach of Executive's obligations under Section 5 below;
(iii) indictment for, conviction of, or written confession to a crime against the Company or a felony; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively abusing alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except Executive's obligations under Section 5 hereof.

      4.7 Vesting of Stock Options. In the event of a Change in Control the Committee under the Option Plan will cause all stock options granted to the Executive pursuant to the Option Plan to become immediately exercisable as follows:


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      a.    Service Based Options. Options which would otherwise become exercisable upon the passage of time regardless of the price of a Share of Common Stock of the Company shall become exercisable in full upon the Change in Control.

      b. Performance Based Options. Options which would otherwise become exercisable upon the attainment of a specified price of a Share of Common Stock of the Company shall become exercisable to the extent that the sales price in the Change in Control transaction satisfies the price targets set forth in the Option Agreement, without regard to the 20 consecutive day price maintenance requirement of the Option Agreement.

                  In addition, to the extent that the sales price in the Change of Control is above $14.4375 per share of Class A Common Stock of the Company, is below $30 per share and is not equal to $18 or $24 per share ($14.4375, $18, $24 and $30 are hereinafter referred to as "price targets"), a part of the Option shall become exercisable equal to the number of Shares which would have become exercisable had the sales price been at the next highest price target multiplied by a fraction the numerator of which shall equal the amount by which the sales price in the Change of Control exceeds the next lower price target and the denominator of which shall equal the amount by which the next highest price target exceeds the next lower price target.

                  In addition to the above provisions for with respect to the exercisability of the stock option shares in the event of a Change of Control, the Stock Option Committee may in its sole discretion, waive any or all remaining higher stock option price targets and determine to make any or all of such remaining shares exercisable.


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Such stock options as become exercisable in accordance with the preceding provisions shall remain so exercisable until their expiration. The "price targets" referred to in the preceding paragraph will be adjusted for any stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, spin-off, split-off, split-up or other such change in accordance with the provisions of Section 8 of the Stock Option Agreement between the Executive and the Company.

Section 5. Covenants

      5.1 Disclosure or Use of Information. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company or its Affiliates who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company or its Affiliates. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to the business of the Company and its Affiliates including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company or any of its Affiliates, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company and its Affiliates.

      5.2 Co-operation. During the term of this Agreement and for a period of twenty-four (24)


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months following its termination, the Executive will not attempt to induce any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate nor will he take any action with respect to any of the suppliers or customers of the Company and its Affiliates which would have or might be likely to have an adverse effect upon the business of the Company and its Affiliates. Executive hereby agrees not to make any statement or take any action, directly or indirectly, that will disparage or discredit the Company and its Affiliates, their Officers, Directors of the Company, their employees or any of their products, or in any way damage their reputation or ability to do business or conduct their affairs. Executive agrees that subsequent to his termination of employment he will, in conjunction with a Company request, reasonably co-operate with the Company in connection with transition matters, disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

      5.3 Injunctive Relief. In the event of a breach or threatened breach of any of the provisions of this Section 5 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

Section 6. Miscellaneous

      6.1 Successors. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company. As used herein, the term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company.


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      6.2 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

      6.3 Modification. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

      6.4 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      6.5 Governing Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

      6.6 Indemnification. The Company has obtained an opinion of Arthur Andersen LLP that the payments and benefits under this Agreement do not exceed the maximum amount which can be paid to the Executive without incurring an excise tax under Section 4999 of the Internal Revenue Code. If the Internal Revenue Service asserts that the amounts payable to the Executive under this Agreement nonetheless give rise to an excise tax under Section 4999 of the Internal Revenue Code and the Executive co-operates with the Company in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Company, the Company shall indemnify the Executive for the amount of such excise tax, for any interest and penalties applicable thereto, and for any income or excise taxes payable on such indemnification. The Company shall pay all costs of challenging the determination that the excise tax applies to payments hereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the


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Company or incurred by the Executive.

      6.7 Definitions.

      a. The term "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company, including, but not limited to, divisions and subsidiaries of the Company.

      b.    The term "Change in Control" shall include:

            i. the receipt by the Company of a Schedule 13D or other advice after the date of execution of this Agreement indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the Company's common stock of any class or any securities convertible in such common stock calculated as provided in paragraph (d) of said Rule 13d-3;

            iii. the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;


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            iv.   the date of the approval by stockholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

            v. the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or

            vi. such other event as the Compensation Committee of the Board of Directors shall, in its sole and absolute discretion, deem to be a "Change in Control."

      IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written.

Scott Technologies, Inc.


By:          /s/
    -------------------------
      Glen Lindemann

And:         /s/
    -------------------------
      Debra L. Kackley

             /s/
    -------------------------
      Robert P. Collins


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